As filed with the Securities and Exchange Commission on July 27, 2012

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	13-3632859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8910 University Center Lane, Suite 660 San Diego, California	92122
(Address of principal executive offices)	(Zip Code)

AETHLON MEDICAL, INC.

AMENDED 2010 STOCK INCENTIVE PLAN

(Full title of the plan)

James A. Joyce

8910 University Center Lane, Suite 660

San Diego, California 92122

(Name and address of agent for service)

(858) 458-7800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. Seethe definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001	5,000,000 shares	$0.073	$365,000.00	$41.83

(1) Pursuant to Rule 416 of the Securities Act, this Registration Statement also shall cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction by the Registrant.

(2) Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on July 23, 2012, as reported on the OTC Bulletin Board.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering additional shares of the same class of securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan currently is effective.

On August 2, 2010, Aethlon Medical, Inc., a Nevada corporation (the “Company” or the “Registrant”), filed a Registration Statement (File No. 333-168481) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 3,500,000 shares of its common stock that had been authorized and reserved for issuance under the 2010 Stock Incentive Plan and 4,000,000 shares of its common stock that had been granted as an individual restricted stock award to Mr. James A. Joyce, our Chief Executive Officer.

This Registration Statement will register an additional 5,000,000 shares of common stock under the Amended 2010 Stock Incentive Plan. The Board of Directors of the Registrant has approved the increase in the number of shares available for grant under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed by the Registrant with the Securities and Exchange Commission (the “Commission” or the “SEC”) on June 29, 2012;

(b) The Current Report on Form 8-K filed by the Registrant with the Commission on April 6, 2012;

(c) The Current Report on Form 8-K filed by the Registrant with the Commission on May 3, 2012;

(d) The Current Report on Form 8-K filed by the Registrant with the Commission on May 30, 2012;

(e) The Current Report on Form 8-K filed by the Registrant with the Commission on June 5, 2012;

(f) The Current Report on Form 8-K filed by the Registrant with the Commission on June 6, 2012;

(g) The Current Report on Form 8-K filed by the Registrant with the Commission on June 27, 2011;

(h) The Current Report on Form 8-K filed by the Registrant with the Commission on July 30, 2010, including the description of the Registrant's common stock filed as Exhibit 99.1 thereto; and

(i) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

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Item 5. Interests of Named Experts and Counsel.

The Company currently owes Post Law Group, PC, legal counsel for the Company, $74,250 for general corporate and SEC reporting work for the period ended June 1, 2012. In addition, Jennifer A. Post, Esq., the sole owner of the outstanding stock of Post Law Group, PC, is the holder of a promissory note issued on March 2, 2012 by the Company in the principal amount of $75,000. The note bears interest at a rate of 10% per annum and is convertible into shares of the Company’s common stock at a conversion price per share calculated at a 10% discount to the market price of such shares on the date of conversion, with a minimum conversion price of $0.08 per share. The maturity date of the note is December 31, 2012.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation permit it to limit the liability of its directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, the Registrant’s Articles of Incorporation and Bylaws also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Registrant. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, the Registrant will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, the Registrant will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of the Registrant’s Articles of Incorporation and Bylaws regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in the Articles of Incorporation or Bylaws.

The Registrant believes that the indemnity provisions contained in its Bylaws and the limitation of liability provisions contained in its Articles of Incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and the Registrant is not aware of any pending or threatened material litigation that may result in claims for indemnification by any of its directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit No.	Description
4	Amended 2010 Stock Incentive Plan
5	Opinion regarding legality
23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP
23.2	Consent of Post Law Group, PC (included in Exhibit 5)

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on July 27, 2012.

AETHLON MEDICAL, INC., A Nevada corporation /s/ James A. Joyce By: James A. Joyce Its: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Dated: July 27, 2012	/s/ James A. Joyce James A. Joyce, Chairman of the Board

Dated: July 27, 2012	/s/ James B. Frakes James B. Frakes, Chief Financial Officer

Dated: July 27, 2012	/s/ Rodney S. Kenley Rodney S. Kenley, Director

Dated: July 27, 2012	/s/ Franklyn S. Barry, Jr. Franklyn S. Barry, Jr., Director

Dated: July 27, 2012	/s/ Edward G. Broenniman Edward G. Broenniman, Director

Dated: July 27, 2012	/s/ Richard H. Tullis Richard H. Tullis, Director

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INDEX TO EXHIBITS

Exhibit No.	Description
4	Amended 2010 Stock Incentive Plan
5	Opinion regarding legality
23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP
23.2	Consent of Post Law Group, PC (included in Exhibit 5)

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